Exhibit 99.1

Tassos Email to Employees and Contractors

Team,

We just jointly announced that Bristol Meyers Squibb (BMS) will acquire MyoKardia for $13.1B, which is $225 per share. As we’ve been saying from the beginning, it had always been our intention to grow MyoKardia as an independent company. Now together with Bristol Meyers Squibb, we are in a position to drive the mission further and faster, which is why we are all here. The promise for people with cardiovascular disease that we’ve built here at MyoKardia, will be super-charged by Bristol Meyers Squibb’s resources and capabilities. While unexpected, this is an incredible validation of your work and of the special company we’ve built – one with a long-term vision and a bold, innovative strategy. I can’t say enough how proud I am of you and how proud you should all be in getting to this point and enabling this next exciting phase of our journey.

When BMS approached us, it quickly became evident that they have a vision that matches our own – to transform patients’ lives through bold and innovative science. They have a strong history in cardiovascular medicine and an interest in maintaining a strong presence on the west coast. Bristol Meyers Squibb understands the promise not only of mavacamten, and the importance of the upcoming NDA submission and launch, but of our entire portfolio. And importantly, when you look deeply at how they conduct their work, it’s clear they are a values-driven organization much like our own. This has become abundantly clear to me as I got to know their CEO and leadership throughout the discussions.

I know this is a lot to take in and we will have some time to process the news. Today at 9:00am Pacific time we will hold an all-hands meeting for all regular employees. People managers will be invited to a meeting at 11:00am Pacific time to talk about their role as leaders. Each EC member will then hold a functional team meeting at 1:00pm Pacific time, which contractors are welcome to attend. In those meetings, we will share the current information we have and answer as many of your questions as possible. An FAQ will also be posted on MyoSphere after the all-hands meeting.

Acquisitions of this kind usually take some time to close, and until then, we continue to operate as an independent company. Taylor and Jake will take the lead on transition planning from our team, and BMS has identified a transition planning lead as well. We will share information with you as it becomes available. In the meantime, we owe it to patients and to our mission to maintain our momentum.

The EC and I are so incredibly proud of all that MyoKardians have accomplished in these last eight years. Together, we built a company that focuses on people and practices smart science. We are innovative, we are passionate and we succeed together. I am beyond grateful to have been on this journey with you up until this point and look forward to the coming weeks when we continue to drive toward mavacamten NDA submission, prepare for its launch, further the pipeline and celebrate.

Succeeding Together,

Tassos

Tassos Email to Employees and Contractors

Additional Information about the Proposed Transaction and Where to Find It

The tender offer related to this transaction has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Bristol-Myers Squibb and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Bristol-Myers Squibb and its acquisition subsidiary will cause to be filed a tender offer statement on Schedule TO with the SEC, and MyoKardia will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY MYOKARDIA’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to MyoKardia’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of MyoKardia by accessing www.myokardia.com or by contacting MyoKardia’s Investor Relations contact at ir@myokardia.com. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC.

MYOKARDIA’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements relate to future events or MyoKardia’s future financial performance. MyoKardia generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. MyoKardia has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond MyoKardia’s control. MyoKardia’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with the timing of the closing of the Offer or the Merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transactions will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement; (iii) unanticipated difficulties or expenditures relating to the proposed transactions, the response of business partners and competitors to the announcement of the proposed transactions, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transactions; and (iv) those risks detailed in MyoKardia’s most recent Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q with the SEC, as well as other documents that may be filed by MyoKardia from time to time with the SEC. MyoKardia cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this report relate only to events as of the date on which the statements are made. MyoKardia undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.